UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 22, 2008

KIMBALL HILL, INC.
(Exact name of registrant as specified in its charter)

Illinois	333-133278	36-2177380
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5999 New Wilke Road, Suite 504
Rolling Meadows, Illinois 60008
(Address of principal executive offices, including zip code)

(847) 364-7300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.  Costs Associated with Exit or Disposal Activities.

As part of Kimball Hill, Inc.’s (the “Company”) ongoing efforts to improve its operating performance and financial condition, on February 22, 2008, the Company’s Board of Directors approved plans for the Company’s orderly winding down of the Company’s operations in Florida.  This decision was based primarily on management’s assessment of current and projected near-term market conditions in Florida and the estimated incremental capital which would be required to sustain the Company’s current level of homebuilding activity in that market.  Ultimately, management determined that it is in the best interest of the Company to concentrate the Company’s capital resources in its remaining markets in Illinois, Texas, Nevada, and California.  Under the current plan, the Company intends to complete and deliver all homes presently under construction and sell any remaining land inventory over the next 18 months.

In addition, the Company’s workforce in Florida will be reduced throughout 2008 as the Company winds down its construction activities.  In connection with this reduction in workforce, the Company anticipates incurring approximately $1.8 million in severance costs beginning in March 2008 and and continuing into 2009.  A copy of the press release announcing the Company’s exit from the Florida market is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

	(d)	Exhibits

Exhibit No.		Description

99.1		Press Release Dated February 27, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBALL HILL, INC.

Date: February 27, 2008	/s/ Edward J. Madell
By: Edward J. Madell
Its: Senior Vice President, Chief Financial Officer and Treasurer

INDEX OF EXHIBITS

Exhibit No.	Description

99.1	Press Release Dated February 27, 2008